Exhibit 99.1

AeroGrow Announces New CEO, J. Michael Wolfe

•	Current CEO Jack Walker to Retire After Leading Effective Turnaround

Boulder, CO – February 15, 2011 - AeroGrow International, Inc. (OTCBB: AERO) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, named J. Michael Wolfe as President, Chief Executive Officer and member of the Board of Directors.  Concurrently, AeroGrow announced the retirement of Jack Walker as CEO.  Mr. Walker will remain Chairman of the Board.  Mr. Wolfe will begin his new role as CEO on March 31, 2011.

Mr. Walker has been CEO of AeroGrow since January 2010.  His retirement comes as planned after the transition of AeroGrow from a company generating most of its revenue through wholesale sales to retailers, to a company that reported its first quarterly operating profit in over two years and now generates most of its revenue through direct-to-consumer sales.  AeroGrow would like to thank Mr. Walker for his dedication and guidance during a time of rapid change for the Company.

“When I became CEO last year, I immediately named Mike as our COO and we have worked closely over the past year,” said Mr. Walker.  “I have been impressed with his energy, passion and skill in leading many of the initiatives that have resulted in our emerging turnaround.  Mike has headed AeroGrow’s highly successful direct-to-consumer efforts since January 2009 and has the ideal experience for leading AeroGrow in this new direction.  He understands our products, customers, supply lines and logistics better than anyone. Mike’s successful career track record, as well as his demonstrated leadership abilities, enhance my already optimistic views for AeroGrow’s growth in coming years.”

Mr. Wolfe joined AeroGrow in April 2006 as Vice President of Operations, was promoted to Chief Operating Officer in January 2010, and to President in November 2010. Mr. Wolfe has over 20 years of senior level operations experience in the field of consumer products with particular emphasis in direct marketing, order fulfillment and customer service/telemarketing.

Mr. Wolfe served as COO and later CEO of Concepts Direct, Inc., a Colorado-based multi-catalog operation.  He helped drive that business to nearly $100 million in annual revenue, while overseeing the launch and operation of 7 independent catalogs including the Colorful Images, Snoopy and Linda Anderson brands, with a database of over 10 million names.  Concepts Direct was sold to Taylor Corporation in 2004.

Prior to Concepts, Mike served as Vice President for database management company Wiland Services, Inc., which built and maintained customer databases for literally hundreds of top-flight direct marketing companies including Sears, Dell, Bank of America and Prudential.  Wiland was sold and became a division of EDS in 1992.  Mr. Wolfe has also served as a consultant and as a Board member to both corporations and non-profit organizations.

Mr. Walker added, “So far in his career, Mike is two for two, and it’s our belief that he’ll continue the progress we’ve made together and help make AeroGrow resounding success number three.  But Mike can’t do it alone, and I can’t be any more pleased and proud of the team that he’ll be working with.  CFO Greg Clarke and Senior Vice President John Thompson have also played a major role in driving our turnaround and the three of them – working with our skilled and dedicated staff – make for a dynamic team.”

Mr. Wolfe is also filling a board seat left open by the retirement of Jerry Perkins on February 10, 2011.  A former CEO of AeroGrow, Mr. Perkins retired due to health reasons.  All of us at AeroGrow thank Mr. Perkins for his service to the Company.

“On behalf of the entire team at AeroGrow I’d like to provide sincere thanks to Jack for all his hard work and dedication to AeroGrow since first joining AeroGrow’s board in February 2006,” said Mr. Wolfe.  “Jack has not only led multiple rounds of funding for the Company, but he stepped in as CEO at a critical point in our development and successfully led the turnaround efforts of the company for the last twelve months.  I’m happy that we’ll continue to have his guidance as Chairman of the Board.  For my part, I’m excited to continue to drive the improving bottom line performance of the Company, and feel confident I can help add substantial revenue to the top line as well in coming years.  Profitably delivering exceptional products to our customers, expanding the customer base, and building shareholder value will be my top concerns in the coming year.”

About AeroGrow International, Inc.:

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Jack Walker, Mike Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, direct-to-consumer strategy, expanding sales, improved margins, operating efficiencies and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended March 31, 2010 under the caption "Item 1A. Risk Factors."  The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Company
John Thompson
AeroGrow International, Inc.
303-444-7755

Or

Investor Relations
Alliance Advisors, LLC
Thomas Walsh or Chris Camarra
212-398-3487